EXHIBIT INDEX


23  Consent of Independent Auditors

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              CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of AP Pharma, Inc. and the Trustees and Participants in the Advanced Polymer Systems, Inc. Salary Reduction Profit Sharing Plan:

We consent to incorporation by reference in the Registration Statement (No. 33-29084) on Form S-8 of Advanced Polymer Systems, Inc. of our report dated June 22, 2001 relating to the statements of net assets available for benefits of the Advanced Polymer Systems, Inc. Salary Reduction Profit Sharing Plan as of December 31, 2000 and 1999 and the related statements of changes in net assets available for benefits for the years then ended and the supplemental schedules of Schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2000 and Schedule G, Part III - schedule of nonexempt transactions for the year ended December 31, 2000 which appears in the December 31, 2000 annual report on Form 11-K of the Advanced Polymer Systems, Inc. Salary Reduction Profit Sharing Plan.



                                                 /s/KPMG LLP


San Francisco, California
June 27, 2001